UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

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TARONIS FUELS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Revocation Statement, if other than the Registrant)

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On March 29, 2021, Taronis Fuels, Inc. issued the following press release:

TARONIS COMMENTS ON ISS RECOMMENDATION IN FAVOR OF BOARD RETAINING CONTROL

ISS DOES NOT SUPPORT DISSIDENT’S ATTEMPT TO GAIN CONTROL OF THE COMPANY

ISS Says the Dissident Plan Is “Light on Details,” that the Dissidents “Do Not Appear to Have an Executive Team in Place to Run the Company,” and that Shareholders Would be Best Served by “Preventing Them from Obtaining Control”

Taronis Board Previously Engaged in Settlement Discussions Consistent with ISS Recommendations but the Activist Group Refuses to Negotiate any Settlement that Does Not Include Control of the Board

Taronis Board Urges Shareholders to IGNORE any WHITE Consent Solicitation Card and Reject the Activist Group’s Attempts to Disrupt the Company’s Positive Momentum

Peoria, AZ, March 29, 2021 – Taronis Fuels, Inc. (“Taronis” or “the Company”) (OTCQB:TRNF), a global producer of renewable and socially responsible fuel products, responded to a report issued by Institutional Shareholder Services (“ISS”) in connection with the consent solicitation initiated by Thomas Wetherald and Tobias Welo (“Wetherald/Welo”) who are seeking to remove, without cause and to their sole benefit, all five members of the Company’s Board of Directors. Wetherald and Welo have been joined by Mary Pat Thompson, Sergey Vesnetsov and Andrew McCormick, who, together with Wetherald and Welo, comprise the “Activist Group”.

“We are pleased that ISS recommends against the Activist Group’s attempt to replace the entire Board of Taronis. Replacing the entire Board would strip Taronis of leadership continuity and jeopardize the business at a critical time in its growth trajectory, and the Board urges shareholders to IGNORE any WHITE consent solicitation card and reject the Activist Group’s attempts to disrupt the Company’s positive momentum.”

In its report, ISS noted the following:

●	“There are inherent risks in overhauling the board and replacing the CEO, especially given TRNF’s nascent growth and potential as a significant market disruptor.”
●	“…despite seeking full control of the board and stating they would look to immediately replace the current executive team, the dissident does not appear to have an executive team in place to run the company if they are successful.”
●	“…their plan to run the company is high level and light on details.”

The Board of Taronis continues to make significant progress toward improving cash flow and future value creation for all shareholders, including the expansion of whole industrial gas operations into California and Arizona, which is expected to result in 2021 retail and wholesale sales growth of 20% and 50%, respectively; a significant reduction in operating expenses, including a 40% reduction in annual pay and benefits in the first quarter of 2021; the completion of several critical capital expenditure updates, which are expected to result in an additional $1 million in annual savings; and the elimination of nearly $2 million in cash liabilities and expenses.

These decisive actions to put the Company on a better path forward are beginning to bear fruit, and the Board believes Taronis is on the brink of achieving meaningful growth and shareholder value creation in 2021 and beyond.

“As we have stated, and ISS concurs, the Activist Group seeks full and complete control of the Company without paying shareholders anything – not one cent – for the benefit of that control, or even paying a premium as is customary in takeover situations. A serious control attempt would not only involve a reasonable premium payment for the benefit, but a plan would be articulated and would include considerations around running the business and go forward strategy. Instead, the Activist Group hopes to take control of the Company and seemingly make it up as they go along, potentially destroying shareholder value along the way.”

“The Board remains committed to finding a mutually agreeable and less costly solution to the current consent solicitation process being conducted by the Activist Group. As recently as the end of this past week the Board attempted once again to engage in good faith with the Activist Group in the interest of finding mutual agreement to provide the Activist Group reasonable representation on the Board – commensurate with its level of ownership – and other reforms consistent with ISS’s recommendation, but not to provide the Activist Group with the total control they seek. Rather than even attempting to negotiate, the response from the Activist Group was a near immediate refusal, again indicating any settlement short of control of the Board by their nominees was a non-starter.”

The Board urges Taronis shareholders to support its continued strong momentum and IGNORE any WHITE consent solicitation card provided by the Activist Group.

Shareholders who have already signed the Activist Group’s white consent card can revoke that consent by returning a GREEN Consent Revocation Card. Shareholders with questions, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: TRNF@mackenziepartners.com

Important Additional Information and Where to Find It

In connection with the consent solicitation initiated by Wetherald/Welo and the Activist Group, the Company has filed a definitive consent revocation statement and accompanying GREEN consent revocation card and other relevant documents with the Securities and Exchange Commission (the “SEC”), which will also be mailed to Taronis’s shareholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING CONSENT REVOCATION CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the consent revocation statement, any amendments or supplements to the consent revocation statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov or the Company’s website at http://www.taronisfuels.com/investors/overview/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers will be participants in the solicitation of consent revocations from the Company’s stockholders. Information regarding the participants of Taronis in the solicitation of consent revocations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in Taronis’s definitive consent revocation statement filed with the SEC on March 10, 2021. Other information about the directors and executive officers of Taronis is set forth in the Company’s Annual Report on Form 10-K filed with SEC on May 22, 2020. These documents can be found on the SEC’s website at www.sec.gov or the Company’s website at http://www.taronisfuels.com/investors/sec-overview/all-sec-filings/.

Forward-Looking Statements

This press release contains forward-looking information about TRNF within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the belief that any corporate action taken must be for the benefit of all Company shareholders and must be rooted in a strong understanding of the industrial gas and welding supply industry, TRNF’s business and its important milestones ahead, beliefs about TRNF’s strategy and long-term value creation, beliefs about TRNF’s strategic plan and implementation thereof, beliefs about TRNF’s financial profile and its Board and expectations as to and beliefs about the consent solicitation are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the impact and results of the consent solicitation and other activism activities by Wetherald/Welo, the Activist Group and/or other activist investors; as well as those risks identified in TRNF’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect TRNF’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on TRNF’s stock price. TRNF cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. TRNF disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About TRNF

Taronis Fuels, Inc. is a global producer of renewable and socially responsible fuel products. Our goal is to deliver environmentally sustainable, technology driven alternatives to traditional fossil fuel and carbon-based economy products. We believe our products offer a vastly cleaner solution to legacy acetylene and propane alternatives.

Taronis is also dedicated to providing fundamentally safer solutions to meet the industrial, commercial and residential needs of tomorrow’s global economy. Our products have been rigorously tested and independently validated by global gas authorities as vastly safer than acetylene, the most dangerous industrial gas in use today.

Lastly, we strive to deliver products that offer significant function superiority at a reduced cost to the end consumer. Through these efforts, we support 9 of the 17 United Nations Sustainable Development Goals. For more information, please visit our website at www.taronisfuels.com.

Taronis Fuels Contacts:

Investors:

Taronis Fuels
ir@taronisfuels.com

or

MacKenzie Partners, Inc.
Bob Marese/Larry Schimmel
212-929-5500
Proxy@mackenziepartners.com

Media:

Reevemark
Paul Caminiti/Pam Greene
(212) 433-4600
Taronis@reevemark.com